Exhibit 10.20

Smart & Final Inc.

2009 Executive Severance Plan

i

Smart & Final Inc.
2009 Executive Severance Plan

Introduction

The purpose of this Smart & Final Inc. 2009 Executive Severance Plan (the “Plan”) is to enable Smart & Final Inc. and its affiliates (the “Company”) to offer a form of protection to the officers and other key employees of the Company in the event their employment with the Company terminates.

Accordingly, the Company’s Board of Directors (the “Board”) adopted the Plan effective August 1, 2009 for selected officers and key employees of the Company and its affiliates in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.

Except as specifically provided herein with respect to individual employment agreements, the Plan supersedes any severance plans, policies and/or practices of the Company in effect for employees who participate in the Plan, including, but not limited to, the Smart & Final Inc. Amended and Restated 2004 Executive Severance Plan, which terminated by its terms on May 31, 2009.  The severance benefits payable under this Plan apply to covered termination of employments on or after August 1, 2009.

The Plan is intended to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated for a reason covered by the Plan.  In essence, benefits under the Plan are intended to be supplemental unemployment benefits.  The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits.

The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for benefits under the Plan.  All actions taken by the Company shall be in its role as the sponsor of the Plan, and not as a fiduciary.  Nothing in the Plan will be construed to give any employee the right to receive severance payments, except as set forth herein, or to continue in the employment of the Company and any of its subsidiaries.  The Plan is unfunded, has no trustee, and is administered by the Compensation Committee of the Board (or such other committee appointed by the Board for purposes of administering the Plan).  The Plan is intended to be an “employee welfare benefit plan” within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and 29 C.F.R. § 2510.3-2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA.

Article 1.   Establishment, Term and Purpose

1.1.                            Establishment of the Plan.  The Company hereby establishes an executive severance plan to be known as the “Smart & Final Inc. 2009 Executive Severance Plan”.

1.2.                            Term of the Plan.  The Plan as set forth herein will commence on August 1, 2009 and terminate on July 31, 2012, unless terminated earlier by action of the Board with approval of a majority of the Participants in the Plan; provided, however, if the Board does not earlier terminate the Plan, it will continue for successive twelve (12) month periods until terminated by action of the Board within sixty (60) days prior to the end of any applicable term.

1.3.                            Purpose of the Plan.  The purpose of the Plan is to provide certain key employees of the Company employment protection and financial security in the event of an involuntary termination.

Article 2.  Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

2.1.                            “Base Salary” means the salary of record paid to a Participant as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.2.                            “Beneficiary” means the persons or entities designated or deemed designated by a Participant pursuant to Section 12.3 herein.

2.3.                            “Board” means Board of Directors of the Company.

2.4.                            “Cause” shall have the meaning ascribed thereto in any effective employment agreement between the Company or a subsidiary of the Company and the Participant, or if no employment agreement is in effect that contains a definition of “cause,” then Cause shall mean a finding by the Committee that the Participant has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his employment duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (in each case which, if curable, is not cured within thirty (30) days after notice thereof to the Participant by the Committee), (iv) violated any material policy of the Company (which, if curable, is not cured within thirty (30) days after notice thereof to the Participant by the Committee), or (v) engaged in fraud or misconduct that is materially injurious to the Company, monetarily or otherwise.

2.5.                            “Code” means the United States Internal Revenue Code of 1986, as amended.

2.6.                            “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

2.7.                            “Company” means Smart & Final Inc., a Delaware corporation (including any and all subsidiaries), or any successor thereto.

2.8.                            “Disability” shall mean, for all purposes of the Plan, the incapacity of a Participant, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company, with reasonable accommodations that do not cause an undue hardship, such Disability to be determined by the Committee upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Committee, who are qualified to give such professional medical advice.

2.9.                            “Effective Date” means August 1, 2009.

2.10.                     “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

2.11.                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12.                     “Participant” means an officer of the Company who fulfills the eligibility and participation requirements, as provided in Article 3 herein.

2.13.                     “Plan” means the Smart & Final Inc. 2009 Executive Severance Plan.

2.14.                     “Qualifying Termination” means any of the events described in Section 4.2 herein, the occurrence of which triggers the payments of Severance Benefits hereunder.

2.15.                     “Retirement” shall have the meaning ascribed to such term in the Company’s tax-qualified retirement plan.

2.16.                     “Severance Benefits” means the payment of severance compensation as provided in Section 4.3 herein.

2.17.                     “Severance Period” shall mean for (i) Tier I Participants, twenty-four (24) months, and (ii) Tier II Participants, twelve (12) months.

2.18                        “Tier I Participant” shall mean a Participant who is designated as a Tier I Participant on Exhibit A.

2.18                        “Tier II Participant” shall mean a Participant who is designated as a Tier II Participant on Exhibit A.

Article 3.  Participation

3.1.                            Eligible Employees.  Individuals eligible to participate in the Plan shall be those key employees of the Company who are specifically designated as eligible to participate in the Plan by the Board and listed on the attached Exhibit A.  The Board shall also designate on Exhibit A each individual who is a Tier I Participant and Tier II Participant for purposes of the Plan.  After the Effective Date, the Board may, in its sole and absolute discretion, designate additional key employees of the Company as eligible to participate in the Plan by amending Exhibit A to reflect such additional Participants.  Unless specifically designated by the Board as eligible to participate in the Plan, no other individual employed by the Company shall be eligible to participate in the Plan.

3.2.                            Release.  As a condition of receiving benefits hereunder, a Participant shall be required to provide the Company with a release of all claims of any kind whatsoever against the Company and its Affiliates, their officers, directors and employees, known or unknown, as of the date of his or her termination of employment.  The release shall be in such form as requested by the Company, in substantially the form set forth in Exhibit B.

Article 4.  Severance Benefits

4.1.                            Right to Severance Benefits.  A Participant shall be entitled to receive from the Company the Severance Benefits, as described in Section 4.3 herein, if a Participant’s employment with the Company ends for any reason specified in Section 4.2 herein, and the Participant executes, and does not revoke, the release, in substantially the form set forth in Exhibit B.  Participants shall not be entitled to receive Severance Benefits if they are terminated for Cause, or if their employment with the Company ends due to death, Disability, or resignation for any reason or no reason, including on account of Retirement.

4.2.                            Qualifying Termination.  If the Participant’s employment by the Company is involuntarily terminated by the Company for any reason other than on account of Cause, death or Disability, the Participant shall be entitled to the payment of Severance Benefits under the Plan.

4.3.                            Description of Severance Benefits.  In the event that a Participant becomes entitled to receive Severance Benefits, as provided in Sections 4.1 and 4.2 herein and executes and does not revoke the release, as described in Section 3.2, the Company shall pay to the Participant and provide him or her with the following:

(a)                                 Continued regular payments of the Participant’s Base Salary, at the highest annual rate in effect at any time up to an including the Effective Date of Termination, through the end of the Severance Period.  Unless delay is required as described in Article 9 below, payment will commence within sixty (60) days following the Effective Date of Termination.

(b)                                 An amount equal to the annual bonus that the Participant would be entitled to receive under the Company’s annual bonus plan, if any, had the Participant not experienced a Qualifying Termination during the performance period for such annual bonus plan and based on the attainment of the relevant performance goals for the performance period, multiplied by a fraction, the numerator of which is the number of days during the performance period in which the Participant was employed by the Company and the denominator of which is 365.  The Participant shall receive the pro rata bonus, if any, payable pursuant to this subsection at the same time that the Company pays bonuses to its continuing employees under such annual bonus plan.

(c)                                  A continuation of the welfare benefits of medical (including the Executive Medical Reimbursement Plan), dental and vision insurance, through the earlier of (1) the end of the Severance Period or (2) until the Participant obtains eligibility of welfare benefits from a subsequent employer.

Benefits provided under this Section 4.3(b) shall be provided to Participants at the same premium cost, and at the same coverage level, as in effect as of the Participant’s Effective Date of Termination.

However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Participant in a corresponding manner.

(d)                                 For a period of twelve (12) months after the Effective Date of Termination the Company will provide the Participant with reasonable executive level outplacement services that are directly related to the Participant’s termination of employment with the Company.

4.4.                            Termination for Disability.  If a Participant’s employment is terminated due to Disability, the Participant shall receive his or her Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

4.5.                            Termination for Death or Resignation.  If a Participant’s employment is terminated by reason of his or her death or resignation for any reason or no reason, including on account of Retirement, the Company shall pay the Participant (or his or her Beneficiary in the event of death) his or her full Base Salary and accrued vacation through the Effective date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

4.6.                            Termination for Cause.  If a Participant’s employment is terminated by the Company for Cause, the Company shall pay the Participant his or her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Participant is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Participant under the Plan.

Article 5.  Withholding of Taxes; Funding

5.1.                            Withholding of Taxes.  The Company shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

5.2.                            Funding.  The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan.  All Participants shall be solely general creditors of the Company.

Article 6.  Arbitration.

Participants shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company; provided, however, that the Company shall be reimbursed by the Participant for all such fees and expenses in the event the Participant fails to prevail with respect to any material issue of dispute in connection with such legal action.

Article 7.  Restrictions

7.1.                                  Limitation on Benefits.  Benefits will be paid pursuant to this Plan for the period that Executive is unemployed or otherwise performs services for a business or entity that does not directly compete with the Company.  Should Executive, without the prior written consent of the Company, perform services for a business or entity that directly competes with the Company (or its successors and assigns), the Company’s obligation to pay benefits under this Plan will terminate, and Executive will not be entitled to any payments or benefits under the Plan.

7.2.                                  Disclosure of Information.  Participants recognize that they have access to and knowledge of certain confidential and proprietary information of the Company which is essential to the performance of their duties as employees of the Company.  Participants will not, during or after the term of their employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall he make use of any such information for their own purposes.

7.3.                                  Covenants Regarding Other Employees.  During the term of the Plan, and for a period of twenty-four (24) months following the termination of a Participant’s employment, each Participant agrees not to attempt to induce any employee of the Company to terminate his or her employment with the Company, accept employment with any competitor of the Company, or to interfere in a similar manner with the business of the Company.

Article 8.  Successors and Assignment

8.1.                                  Successors to the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

8.2.                                  Assignment by the Participant.   Except in the event of death, a Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  In the event a Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.  If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan, to the Participant’s Beneficiary.  If the Participant has not named a Beneficiary, then such amounts shall be paid to the Participant’s devisee, legatee, or other designee, or if there is no such designee, to the Participant’s Beneficiary.

Article 9.  Code Section 409A

Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this Agreement that are deferred compensation may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, each payment made under this Plan shall be treated as a separate payment.  In no event may a Participant, directly or indirectly, designate the calendar year of payment.

To the maximum extent permitted under section 409A of the Code, the Severance Benefits payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any portion of the Severance Benefits that are payable to a Participant during the six (6) month period following the Participant’s Effective Date of Termination that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Participant’s Effective Date of Termination with the Company (or any successor thereto) for six (6) months following the Participant’s Effective Date of Termination with the Company (or any successor thereto).  The delayed Excess Amount shall be paid in a lump sum to the Participant within ten (10) days following the date that is six (6) months following the Participant’s Effective Date of Termination with the Company (or any successor thereto) and any remaining installments shall continue to be paid to the Participant on their original schedule.  If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of the Participant’s Beneficiary within sixty (60) days after the Participant’s death.

Article 10.  Claims Procedures

Any request or claim for Severance Benefits shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Committee.

The Committee, or its designee, shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within ninety (90) days of receipt of the claim for Severance Benefits, unless special circumstances require an extension of such ninety (90) day period for not more than an additional ninety (90) days.  Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial ninety (90) day period, which notice shall set forth the reasons for the delay and the date the Committee expects to render its decision.  If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Committee’s period for responding to such claim shall be tolled until the date the claimant responds to the request for additional information.  The response shall (i) be in writing or in electronic form, (ii) be written in a manner calculated to be understood by the claimant, and (iii) in the case of an adverse benefit determination: (a) set forth the specific reason(s) for the denial of benefits; (b) contain specific references to Plan provisions on which the denial is based; (c) describe any additional material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, and include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If the claimant fails to appeal the Committee’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant, the Committee’s determination shall become final and conclusive.

If the claimant appeals the Committee’s adverse benefit determination in a timely fashion, the Committee shall reexamine all issues relevant to the original denial of benefits.  Any such claimant or his or her duly authorized representative may review any relevant documents and records, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards.  In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits.  In the course of the review, the Committee shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

The Committee shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60) day period for not more than an additional sixty (60) days.  Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60) day period, which notice shall set forth the reasons for the delay and the date the Committee expects to render its decision.  In the event of an adverse benefit determination on appeal, the Committee shall advise the claimant, in a manner calculated to be understood by the claimant of: (i) the specific reason(s) for the adverse benefit determination; (ii) the specific Plan provisions on which the decision was based; (iii) the claimant’s right to receive, upon request and free of charge, and reasonable access to, copies of all documents, records and other information relevant to such claim; and (iv) a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Committee.  If a Participant or other interested person challenges a decision of the Committee, a review by the court of law will be limited to the facts, evidence and issues presented to the Committee during the claims procedure set forth above.  Facts and evidence that become known to you or other interested person after having exhausted the claims procedure must be brought to the attention of the Committee for reconsideration of the claims determination.  Issues not raised with the Committee will be deemed waived.

Article 11.  Administration

The Committee will be the plan administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA.  The Committee may, however, delegate to any person, committee or entity any of its power or duties under the Plan.  The Committee will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact.  The Committee will have the sole authority to make determinations regarding eligibility for benefits.  The decisions of the Committee in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

Article 12.  Miscellaneous

12.1.                     Notice of Termination.  Any termination covered by this Plan shall be communicated by Notice of Termination.  For purposes of the Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

12.2.                     Employment Status.  Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will”, and may be terminated by either the Participant or the Company at any time, subject to applicable law.  Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein.

12.3.                     Beneficiaries.  Each Participant may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Participant under the Plan.  Such designation must be in the form of a signed writing acceptable to the Committee.  Participants may make or change such designations at any time.

12.4.                     Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

12.5.                     Modification.  No provision of the Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by a majority of the affected Participants and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.  No consent of a majority of the affected Participants is required if the modification, waiver or discharge is not material or for the benefit of a Participant.

12.6.                     Applicable Law.  To the extent not preempted by the laws of the United States, the laws of the State of California, shall be the controlling law in all matters relating to the Plan.

12.7.                     Liability.  No member of the Committee and no officer, director or employee of the Company or any Affiliate shall be liable for any inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud.  Further, no member of the Committee shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee.

12.8.                     Indemnification.  The Company shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

12.9.                     Headings.  The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.

12.10.              Incompetency.  In the event that the Committee finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such participant (or designated beneficiary) was or would have been otherwise entitled under the Plan.

12.11.              Payments to a Minor.  Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.  The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 30th day of July, 2009.

SMART & FINAL INC.

By:	/s/ Jeff Whynot

Its:	Senior Vice President, Human Relations

EXHIBIT A

ELIGIBLE PARTICIPANTS

[Note:  The Board approved Exhibit A list of participants is retained in the offices of the Senior Vice President of Human Resources and the Senior Vice President and General Counsel.]

A-1

EXHIBIT B

Separation Agreement and Full Release of All Claims

This Separation Agreement and Full Release of All Claims (“Agreement”) is made by and between                    (“Executive”) and Smart & Final Inc., Smart & Final Holdings Corp., Smart & Final Stores LLC, their subsidiary companies, affiliated companies, and all other companies operated or controlled by them, together with their current and former respective shareholders, directors, officers, employees, agents, attorneys, insurers, successors, and assigns (collectively “Smart & Final” or the “Company”).

RECITALS

A.                                    In exchange for the mutual promises and obligations contained herein, Executive and Smart & Final (the “parties”) have agreed that Executive’s employment with the Company shall terminate.

B.                                    Executive is a participant in the Smart & Final Inc. 2009 Executive Severance Plan (“Plan”).  Executive’s employment with Smart & Final will terminate on               (the “Effective Date of Termination”), which will be treated as a Qualifying Termination under the Plan.

C.                                    The  Effective Date of this Agreement shall be eight days after Executive executes this Agreement, assuming that the Executive does not revoke it.  If Executive revokes this Agreement after executing it, it will never be effective and Executive will not be entitled to benefits under either this Agreement or the Plan.

D.                                    The “Severance Period” shall mean the period commencing on the Effective Date of Termination and continuing for          months through              .

E.                                     As required by the Plan, and in consideration for receipt of the Severance Benefits under the Plan and such other and further consideration as set forth herein, Executive hereby knowingly and voluntarily executes this Agreement.

TERMS

1.                                      Separation Benefit.  Executive shall be entitled to the Severance Benefit as follows:

a.  Within sixty (60) days after the Effective Date of Termination, Smart & Final agrees to pay Executive the amount of $              per pay period less applicable withholdings for      pay periods.  These payments will be paid to Executive by Smart & Final on its regular payroll dates.

b.  An amount equal to the annual bonus that Executive would be entitled to receive under Smart & Final’s annual bonus plan, if any, had Executive not experienced a Qualifying Termination during the performance period for such annual bonus plan and based on the attainment of the relevant performance goals for the performance period, multiplied by a fraction, the numerator of which is the number of days during the performance period in which Executive was employed by Smart & Final and the denominator of which is 365.  Executive shall receive such pro rata bonus, if any, at the same time that Smart & Final pays bonuses to its continuing employees under such annual bonus plan.

c.  The Company will provide Executive with executive level outplacement benefits.  The outplacement benefit is described by Attachment A to this Agreement.

d.  Smart & Final agrees that it will maintain Executive’s participation in its group medical, dental, and vision plans to the extent that Executive is currently participating in such plans through the earlier of               or until Executive is eligible to participate in medical (including an Executive Medical Reimbursement Plan), dental or vision plans of a subsequent employer, provided, however, that Smart & Final is obligated to continue participation in group plans only to the same extent and on such terms as Smart & Final provides such benefits to its other employees.  Consequently, should Smart & Final discontinue or change benefits with respect to its employees, Executive’s benefit continuation will be subject to the same changes.  Executive agrees to notify Smart & Final when [he/she] becomes eligible to participate in the benefit plans of a subsequent employer.  Provision of benefits under this section is contingent on the Executive continuing to make co-payments of premiums at the same level and cost as if Executive were an active employee of the Company

2.                                      Separation Date.  Executive shall continue working until               (“the Separation Date”), at which time Executive shall cease being employed by Smart & Final.

3.                                      No Admission of Liability.  The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party.

4.                                      Release.  Executive for [himself/herself], and [his/her] heirs, executors, administrators, assigns and successors, fully and forever waives, releases, discharges and forever acquits Smart & Final and its predecessors and successors, subsidiaries, affiliates, parents, related entities, shareholders, directors, employees, agents, attorneys, and assigns with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to the offer of employment to Executive, the terms and conditions of Executive’s employment, all claims for disputed wages, Executive’s employment with Executive or the cessation of that employment.

5.                                      Release of Employment Related Claims.  Executive understands and agrees that [he/she] is waiving and releasing any and all rights [he/she] may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the

Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, the California Family Rights Act, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.  The only claims not covered by this release are those arising after execution of this Agreement, claims for workers’ compensation benefits, claims for unemployment benefits, and any other claims that cannot be waived and/or released under applicable state law.

6.                                      Release of Unknown Claims.  It is understood and agreed by Executive that this Agreement shall act as a full accord and satisfaction, and as a bar to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected directly or indirectly relating to or arising from Executive’s employment with Smart & Final, or directly or indirectly relating to or arising from the Plan.  Executive hereby, and for [his/her] legal representatives, successors and assigns, expressly waives and relinquishes all rights and benefits afforded by section 1542 of the California Civil Code, and any other comparable state or federal statute or law, and does so understanding and acknowledging the significance and consequences of such a specific waiver of section 1542.  Section 1542 of the California Civil Code states as follows:

“A general release does not extend to claims which the creditor [Executive] does not know or suspect to exist in [his/her] favor at the time of executing the release, which if known by him must have materially affected [his/her] settlement with the debtor [Smart & Final].”

Executive expressly waives and relinquishes any and all rights and benefits which [he/she] may have under (or which may be conferred upon him by) the provisions of California Civil Code section 1542, as well as under any similar state or federal statute, to the fullest extent [he/she] may lawfully waive such rights or benefits.  In connection with this waiver, Executive acknowledges that [he/she] is aware that new, additional and/or different facts and/or claims may hereafter be discovered other than those now known or believed to be true with respect to this release, but that it is [his/her] intention to hereby fully, finally and forever release and discharge Smart & Final, and thus this Agreement shall remain in effect as a full and complete release regardless of the later discovery or existence of any such new, additional and/or different facts or claims.

7.                                      Cooperation.  Executive agrees to cooperate with the Company in the preparation, investigation, prosecution and defense of any legal matters and/or governmental investigations involving Smart & Final provided, however, that the Company shall pay any and all directly related expenses reasonably incurred by Executive due to such cooperation.

8.                                      Return of Property.  Upon the Separation Date, the Executive shall promptly return to the Company any and all property of the Company, including any keys, Company vehicles, credit cards, passwords, cellular telephones, computers, software, hardware, manuals, equipment, furniture, or any other tangible or intangible property of the Company which [he/she] may have in [his/her] possession, custody or control.  Executive further agrees to fully and voluntarily cooperate with Company personnel in:  (1) the transition of any duties, information or other business of the Company; (2) any communication to staff or subordinates; (3) the disclosure of any material Company business currently underway; and (4) taking all steps necessary to safeguard and secure any Company equipment, programs, data, and access thereto and to refrain from any action that would jeopardize same.

9.                                      Confidentiality.  With the exception of necessary disclosure to [his/her] legal counsel (whom the Company has advised Executive to consult) or tax advisors, the parties mutually agree not to disclose, publicize or allow or cause to be publicized or disclosed any of the terms and conditions of this Agreement, or the fact that this or any other settlement or agreement has been entered into or executed.  Executive shall not disparage or negatively criticize the Company, its management, its products, or any of its employees to any person in any manner whatsoever.  The Company shall not disparage or negatively criticize Executive in any manner whatsoever.

10.                               Propriety Information.  Executive acknowledges and agrees that [he/she] has had access to certain “Confidential Information” of the Company.  Confidential Information as used throughout this Agreement means any secret or proprietary information not generally available to the public relating directly to the Company’s business and that of the Company’s affiliated companies and subsidiaries, including, but not limited to, sales, software, technical compilations, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs, trade “know-how,” trade secrets (as defined in California Civil Code section 3426.1(d)), specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business affairs of the Company and the Company’s affiliated companies and subsidiaries.  Executive agrees to keep strictly confidential all Confidential Information and will not disclose any Confidential Information to any competitor, third person, firm, corporation, association, or entity for any purpose.  Any breach of the provisions of this confidentiality provision shall be deemed a material breach of this Agreement.

It is understood and agreed that the promises and representations as to the confidentiality and non-disparagement provisions contained in paragraphs 9 and 10 of this Agreement constitute a material consideration of this Agreement, and any breach by either of the parties of said confidentiality and/or non-disparagement provisions shall be deemed a material breach of this Agreement.  Further, Executive agrees that in the event of any breach of these provisions, monetary damages are not adequate and the Company may seek injunctive or other equitable relief to prevent any further breach in any court of competent jurisdiction.

[Note:  Paragraph 11  would only be applicable if Executive is 40 or older and  terminated in connection with a reduction in force.]

11.                               Reduction in Force Disclosures.  Executive understands that Employer conducted a restructuring during the week of              that resulted in the elimination of many positions.  The offer of benefits contained in this Agreement is made pursuant to the Plan.  Executive understands that the Company made reduction-in-force decisions based on factors including business need for the position as well as employee seniority and prior performance history.  Attached to this Agreement as Exhibit C is a complete list of titles and ages of those employees selected for lay-off and those not selected in Executive’s decisional unit.  EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY OF [HIS/HER] OWN CHOOSING REGARDING THIS AGREEMENT.

[Note:  The time for consideration for Executives who are under 40 is seven days.  The time for consideration for Executives who are 40 or older and terminated in connection with a reduction in force is 45 days.  The time for consideration for Executives who are 40 or older and not terminated in connection with a reduction in force is 21 days.]

12.                               Time for Consideration.  Executive acknowledges that this Agreement was presented to him on or before              and that [he/she] is entitled to have until              to consider this Agreement.  Executive executes this Agreement having had sufficient time within which to consider its terms.  Executive represents that if [he/she] executes this Agreement before the time for consideration has elapsed, [he/she] does so voluntarily, and that [he/she] voluntarily waives any remaining consideration period.

[Note:  Paragraph 13 applies only to Executives who are 40 or older.]

13.                               Revocation.  Executive understands that after executing this Agreement, [he/she] has the right to revoke it within seven (7) days after [his/her] execution of it.  Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed.  Executive understands that any revocation of this Agreement must be made in writing and personally delivered to the Senior Vice President of Human Resources, at Smart & Final’s corporate offices in the City of Commerce, within the seven (7) day period.  Executive understands that [he/she] will not be entitled to receive the benefits described in this Agreement until after the revocation period has passed and Executive has not revoked this Agreement.  The Effective Date of this Agreement shall be the eighth day after Executive’s execution of this Agreement.

14.                               Voluntary Execution.  Executive hereby warrants and represents that [he/she] has carefully read and fully understands all the provisions of this Agreement, and the terms and conditions set forth herein.  Moreover, Executive has consulted with advisors of [his/her] choosing and that [he/she] has voluntarily entered into this Agreement.

15.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall constitute one and the same instrument together.

16.                               No Waiver.  No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be a waiver of any preceding, concurrent or succeeding breach of the same or of any other term or provision hereof.  No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

17.                               Entire Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement.  Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.  This Agreement constitutes a single, integrated, written contract and expresses the entire agreement of the parties hereto with respect to the subject matter of this Agreement.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parities.

18.                               Severability.  The terms hereof are severable, and the invalidity of any term hereof shall not affect the validity of any other term.

19.                               Date of Execution.  The date that Executive signs this agreement is the “date of execution” of this Agreement.

20.                               Choice of Law.  This Agreement shall be construed and governed exclusively by the laws of the State of California.  Any disputes arising under this Agreement of any kind or character, including but not limited to those involving a breach of the Agreement, or the enforcement thereof shall be resolved by binding arbitration held in Los Angeles, California under the rules and auspices of the Commercial Tribunal section of the American Arbitration Association.  The prevailing party in any dispute shall be entitled to recover all reasonable attorney fees and costs incurred.

21.                               Indemnification.  In the event that any warranty or assurance contained in this Agreement has been or subsequently is breached, the breaching party shall indemnify and hold harmless each of the other parties to this Agreement for any loss or damage resulting from such breach.

22.                               Cooperation.  It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such language.

BY SIGNING THIS AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT [HE/SHE] HAS READ IT, UNDERSTANDS IT, UNDERSTANDS THAT [HE/SHE] IS GIVING UP IMPORTANT RIGHTS, AND AGREES TO ALL AGREEMENT TERMS.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Full Release of All Claims.

Date:	, 20
Executive

Date:	, 20
Smart & Final Inc.